OPTION HOLDER:

AWARD NO. 2008-

DATE OF GRANT:

NUMBER OF SHARES:

EXERCISE PRICE:

ZULU ENERGY CORP.

AMENDED AND RESTATED
2008 EQUITY INCENTIVE PLAN

FORM OF EXECUTIVE OFFICER
NON-INCENTIVE STOCK OPTION AGREEMENT

This NON-INCENTIVE STOCK OPTION AGREEMENT (this "Agreement"), effective as of ________, 2008 (the "Grant Date"), is entered into by and among ZULU ENERGY CORP., a Colorado corporation (together with its successors and assigns, the "Company"), and ___________ (the "Option Holder").

Recitals

A.  The Company and Option Holder entered into an employment agreement, effective as of _________________ (the "Employment Agreement").

B.  Pursuant to the Employment Agreement, on __________, prior to the adoption of a stock option plan by the Company, the Company issued to Option Holder an option (the “Original Option”) to purchase 1,500,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), at an exercise price per share equal to $1.00.

C.  The Company has adopted, subject to shareholder approval, the Zulu Energy Corp. Amended and Restated 2008 Equity Incentive Plan (the "Plan").

D.  Pursuant to section 4(b) of the Employment Agreement, the Option Holder desires to exchange the Original Option for a non-incentive stock option under the Plan on the terms set forth in this Agreement.

Agreement

1.  Grant of Option. Pursuant to the Plan and subject to the terms and conditions of this Agreement, the Company hereby grants to the Option Holder a non-incentive option (the "Option") to purchase 1,500,000 shares of Common Stock at an exercise price per share of $1.00 (the “Option Price”) in exchange and replacement of the Original Option. The Option grant shall be effective as of the Grant Date. The Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Each share of Common Stock issued upon the exercise of the Option shall, on the date delivered to the Option Holder pursuant to this Agreement, have been properly registered and qualified for immediate resale by the Option Holder under federal securities laws and all applicable state securities or "blue sky" laws and shall have been listed for trading on each stock exchange or other market on which shares of Common Stock are traded.

2.  Requirements for Exercise; Vesting. The entire Option is fully vested and immediately exercisable from and after the Grant Date, and shall continue to be vested and exercisable until expiration or termination of the Option as provided in Section 6 except that no part of the Option may be exercised until such time as the Company has amended it Articles of Incorporation, as amended, to increase it authorized shares of Common Stock to at least 150 million shares. If at any time the number of shares of Common Stock that are covered by the Option includes a fractional share, the number of shares of Common Stock as to which the Option shall be actually vested and exercisable shall be rounded (up or down) to the next whole share of Common Stock.

3.  Method for Exercising the Option. The Option may be exercised only by delivery of written notice of exercise in person or through certified or registered mail, fax or overnight delivery to the Company at the following address: Zulu Energy Corp. Attention Chief Financial Officer 950 17th Street, Suite 2300 Denver, Colorado 80202, or such other address as shall be furnished in writing to the Option Holder by the Company. Such written notice shall specify that the Option is being exercised and the number of shares of Common Stock with respect to which the Option is exercised, and shall be accompanied by payment of the Option Price as follows: (i) in cash or by check, bank draft, or money order payable to the order of the Company or (ii) by delivery to the Company of irrevocable instructions directing the Company to withhold from the purchased shares of Common Stock a number of shares of Common Stock having a Fair Market Value as of the exercise date equal to the aggregate Option Price of the purchased shares or (iii) a combination of the foregoing. The exercise of the Option shall be deemed to be effective as of the date that Option Holder delivers the notice of exercise to the Company, and a properly executed certificate or certificates representing the Common Stock so purchased shall be issued by the Company and delivered to the Option Holder within five business days after such effective date; provided that if the Company is unable to deliver shares of Common Stock that have been fully registered, qualified and listed for trading in accordance with Section 1 on such date, then the Company shall pay to grantee, within five business days after the effective date of the exercise, an amount of cash equal to the Fair Market Value of the Common Stock so purchased.

4.  Adjustments to the Common Stock Subject to the Option. Upon the occurrence of an event described in section 17 of the Plan, then appropriate adjustment shall in good faith be made to the number and kind of shares subject to the Option, in accordance with section 17 of the Plan. Upon any such occurrence, the aggregate Option Price for the securities or other properties then subject to the Option shall remain unchanged and shall be apportioned ratably over the increased or decreased number or changed kinds of securities or other properties subject to the Option.

5.  Reorganization and Change in Control. Upon the occurrence of a Change in Control, the Company, or the successor or purchaser, as the case may be, shall make adequate provision for the assumption of the Option or the substitution of a new option for the outstanding Option on terms comparable to the Option.

6.  Expiration and Termination of the Option. The Option shall expire on the April 15, 2013, (the period from the Grant Date to the expiration date is the “Option Period”) or prior to such time as follows:

(a)  Termination of Employment.If the Option Holder's employment by the Company is terminated for any reason other than death or Disability, the Option may be exercised by the Option Holder for a period of three years following the date of such termination (provided that such exercise must occur within the Option Period), but not thereafter.

(b)  Termination on Account of Disability. If the Option Holder becomes Disabled while still employed by or performing services for the Company, the Option may be exercised by the Option Holder for a period of three years following the Option Holder's termination of services on account of Disability (provided that such exercise must occur within the Option Period), but not thereafter.

(c)  Death. If the Option Holder dies during the Option Period while still employed by or performing services for the Company, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution for a period of three years following the Option Holder's death (provided that such exercise must occur within the Option Period), but not thereafter.

7.  Transferability. The Option may not be transferred except by will or pursuant to the laws of descent and distribution, and it shall be exercisable during the Option Holder's life only by him, or in the event of Disability or incapacity, by his guardian or legal representative, and after his death, only by those entitled to do so under his will or the applicable laws of descent and distribution.

8.  Limitation of Rights. The Option Holder or his successor shall have no rights as a stockholder with respect to the shares of Common Stock covered by this Option until the Option Holder or his successors become the holder of record of such shares.

9.  Common Stock Reserve. The Company shall at all times during the term of this Agreement reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, and the Company shall pay all original issue taxes (if any) on the exercise of the Option, and all other fees and expenses necessarily incurred by the Company in connection therewith.

10.  Withholding. Upon each exercise of the Option in accordance with Section 3, the Company shall withhold from the shares of Common Stock otherwise deliverable to Option Holders pursuant to this Agreement a number of shares of Common Stock having a Fair Market Value (on the date of exercise) equal to the sum of all withholding amounts at the highest marginal rates with respect to such exercise under applicable federal, state, local and other tax laws (collectively, "Withholding Taxes") and shall timely remit such amounts to the proper taxing authorities.

11.  Miscellaneous

(a)  Notices.  Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes when telecopied (if receipt is acknowledged by the party to receive such notice), when delivered by hand, or when received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service, in each case, addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company, at:	Zulu Energy Corp.
950 17th Street, Suite 2300
Denver, Colorado 80202
Attention:  Chief Financial Officer
Fax:

with a copy to:	Patton Boggs LLP
1801 California Street, Suite 4900
Denver, CO 80202
Attention: Robert M. Bearman, Esq.
Fax:

If to the Grantee, at:	[Insert name]

[Address]

[Fax]

(b)  Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Option Holder.

(c)  Defined Terms. Capitalized terms shall have the meaning set forth in the Plan or herein, as the case may be.

(d)  Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e)  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Option Holder and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(f)  Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Option Holder any right to be retained in the employ of the Company and this Agreement is limited solely to governing the rights and obligations of the Option Holder with respect to the Common Stock and the Option.

(g)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to conflicts of laws principles.

(h)  Employment Agreement Terms. The Option Holder acknowledges and agrees that this Agreement and the grant of the Option hereunder fulfill the obligations of the Company concerning the issuance of options pursuant to section 4(c) of the Employment Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ZULU ENERGY CORP.

By:

OPTION HOLDER